UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 5, 2020 (March 4, 2020)

HEALTHCARE REALTY TRUST INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Maryland	001-11852	62-1507028
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
(Address of principal executive offices)
(615) 269-8175
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value per share	HR	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On March 4, 2020, Healthcare Realty Trust Incorporated (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with U.S. Bancorp Investments, Inc. and Jefferies LLC acting as representatives of the several underwriters named therein (collectively, the “Underwriters”), pursuant to which the Company agreed to issue and sell $300 million principal amount of the Company’s 2.400% Senior Notes due 2030 (the “Notes”). The Notes are being sold to the Underwriters at an issue price of 99.015% of the principal amount thereof, and the Underwriters offered the Notes to the public at a price of 99.665% of the principal amount thereof. The net proceeds of the offering, after underwriting discounts and estimated expenses of the offering, are expected to be approximately $296.2 million. Subject to customary closing conditions, the offering is expected to close on March 18, 2020.
The Company expects to apply the net proceeds from this offering to outstanding borrowings under the Company’s unsecured credit facility (the "Unsecured Credit Facility") and may be used for other general corporate purposes, which may include payments towards its unsecured term loan due 2024 (the "2024 Term Loan").
The Notes will mature on March 15, 2030. The Notes will bear interest from March 18, 2020, at the rate of 2.400% per annum, payable semi-annually on March 15 and September 15 of each year, beginning September 15, 2020. The Notes will be direct, unsecured obligations of the Company and rank equally with all of the Company’s existing and future senior and unsecured indebtedness.
The offering of the Notes is being made under a prospectus supplement and the accompanying prospectus filed with the Securities and Exchange Commission pursuant to the Company’s automatic shelf registration statement on Form S-3 (Registration No. 333-236396). This Current Report on Form 8-K is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.
The Underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with the Company and its affiliates for which they have received and may continue to receive customary fees and commissions. The Underwriters or affiliates of the Underwriters are lenders under the Company’s Unsecured Credit Facility and 2024 Term Loan. In addition, affiliates of certain Underwriters are co-syndication agents, joint lead arrangers, administrative agent, joint book runners and co-documentation agents under the unsecured credit facility, and co-syndication agent, joint lead arrangers, administrative agent, joint book runners and co-documentation agents under the 2024 Term Loan. Pursuant to these relationships, the Underwriters or their respective affiliates will receive some of the net proceeds from the offering through the repayment of borrowings under the Unsecured Credit Facility and/or the 2024 Term Loan.
The Underwriting Agreement is filed as Exhibit 1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the material terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement.

Item 8.01.  Other Events.

The Company’s press release announcing the pricing of the offering is filed as Exhibit 99 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

1	Underwriting Agreement dated March 4, 2020 by and among the Company and U.S. Bancorp Investments, Inc. and Jefferies LLC, as representatives of the several underwriters named therein.
99	Company press release announcing the pricing of the 2.400% Senior Notes due 2030.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE REALTY TRUST INCORPORATED
	By:	/s/ J. Christopher Douglas
J. Christopher Douglas
Executive Vice President - Chief Financial Officer
March 5, 2020